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                                                            EXHIBIT 23.1


                  REPORT AND CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Siebel Systems, Inc.

The audits referred to in our report dated July 16, 1998, include the related financial statement schedule as of December 31, 1997, and for each of the years in the three-year period ended December 31, 1997. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits. In our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to incorporation by reference in the registration statements (Nos. 333-07893, 333-22763, and 333-40437) on Form S-8 and the registration statements (Nos. 333-36967 and 333-40259) on Form S-3 of Siebel Systems, Inc. of our report dated July 16, 1998, relating to the consolidated balance sheets of Siebel Systems, Inc. and subsidiaries as of December 31, 1997, and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and the related consolidated financial statement schedule, which report is included herein.


/s/ KPMG Peat Marwick LLP


Mountain View, California

November 23, 1998